Exhibit 6(b)

                       RENEWAL OF DISTRIBUTION AGREEMENT

      THIS AGREEMENT, made this 18th day of May, 1998, between Citizens Investment Trust, a Massachusetts Business Trust (hereinafter called the "Trust") and Citizens Securities, Inc., a California Corporation (hereinafter called the "Distributor").

                                  WITNESSETH:

      WHEREAS, there is now in effect a Distribution Agreement dated May 30, 1995, to be in effect through May 31, 1998, between the Trust and the Distributor, to act as distributor for the shares of the Trust, to solicit orders for the sale of shares and to sell the Trust's Shares, to be furnished to the Trust by the Distributor on certain terms and conditions and subject to certain provisions set forth therein; and

      WHEREAS, said Agreement was reapproved by the vote of the holders of a majority of the outstanding shares of the capital stock of the Trust at the Special Meeting of Stockholders held May 18, 1992, and said Agreement provides for year to year renewals by mutual consent, upon certain specified conditions, and the renewal of such agreement has been approved by the Board of Trustees of the Trust on May 18, 1998; and

      NOW, THEREFORE, such parties agree as follows:

1. The Distribution Agreement dated May 30, 1995, is hereby renewed for the additional period of 12 months, beginning June 1, 1998 and ending at the close of business on May 31, 1999.

2. In all other respects said Distribution Agreement, as now amended and in effect, is reaffirmed and shall continue in effect for the period provided by such Agreement as renewed by this Agreement.

3. This Agreement may be executed in several counterparts, each of which shall be original.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their corporate names by their duly authorized officers as of the day and year first above written.

      Citizens Investment Trust             Citizens Securities, Inc.


      By Azie Taylor Morton                 By Sophia Collier
         -------------------                   ---------------
            Azie Taylor Morton                    Sophia Collier
            Chair                                 President